Filed Pursuant to Rule 424(b)(5)
Registration No. 333-244971

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated November 12, 2020.

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated August 12, 2020)

Cullen/Frost Bankers, Inc.

Depositary Shares Each Representing a 1/40th Interest in a Share of

% Non-Cumulative Perpetual Preferred Stock, Series B

We are offering                depositary shares, each representing a 1/40th ownership interest in a share of our     % non-cumulative perpetual preferred stock, Series B, par value $0.01, with a liquidation preference of $1,000 per share (equivalent to $25 per depositary share) (the “Preferred Stock”). The depositary shares are represented by depositary receipts. Each holder of depositary shares will be entitled, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary shares, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights). You must exercise such rights through the depositary.

We will pay dividends on the Preferred Stock, when, as, and if declared by our board of directors or a duly authorized committee of the board and to the extent that we have lawfully available funds to pay dividends. If declared, dividends will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, at a rate of    % per annum, quarterly, in arrears, on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2021, from and including the date we first issue shares of Preferred Stock. Upon payment of any dividends on the Preferred Stock, holders of depositary shares are expected to receive a proportionate payment.

Dividends on the Preferred Stock will not be cumulative. If for any reason our board of directors or a duly authorized committee of the board does not declare a dividend on the Preferred Stock for any dividend period, such dividend will not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Preferred Stock are declared for any future dividend period. Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

We may redeem the Preferred Stock at our option (i) in whole or in part, from time to time, on any dividend payment date on or after December 15, 2025, or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in either case, at a redemption price of $1,000 per share of Preferred Stock (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date. Under current regulatory rules and regulations, we would need regulatory approval to redeem the Preferred Stock. If we redeem the Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares.

We intend to apply to list the depositary shares on the New York Stock Exchange (the “NYSE”) under the symbol “CFR PrB”. If the application is approved, trading of the depositary shares on the NYSE is expected to commence within 30 days after the initial delivery of the depositary shares. Our common stock is listed on the NYSE under the symbol “CFR.”

The shares of Preferred Stock and Depositary Shares will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries, will not be insured or guaranteed by the Federal Deposit Insurance Corporation (“FDIC”) or any other governmental agency or instrumentality and are subject to investment risks.

Investing in the Depositary Shares involves risks. See “Risk Factors” beginning on page 18 of our Annual Report on Form 10-K for the year ended December 31, 2019 and beginning on page 74 of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, which are incorporated herein by reference, as well as the additional risk factors included in this prospectus supplement beginning on page S-7 to read about factors you should consider before buying the Depositary Shares representing an interest in the Preferred Stock.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$	$
Underwriting discount and commissions(2)	$	$
Proceeds, before offering expenses, to us(3)	$	$

(1)

The public offering price does not include dividends, if any, that may be declared. Dividends, if declared, will be calculated from the date we first issue shares of Preferred Stock, which is expected to be                , 2020.

(2)

Reflects                 depositary shares to be sold to institutional investors, for which the underwriters will receive an underwriting discount of $                per depositary share, and                 depositary shares to be sold to retail investors, for which the underwriters will receive an underwriting discount of $                per depositary share.

(3)	Assumes no exercise of the underwriters’ option described below.

We have granted the underwriters an option to purchase from us up to an additional                Depositary Shares within 30 days after the date of this prospectus supplement at the public offering price less the applicable underwriting discount and commissions.

The underwriters expect to deliver the depositary shares in book-entry form only through the facilities of The Depository Trust Company (the “DTC”) for the accounts of its participants, including Clearstream Banking, a société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear system, against payment in New York, New York on or about                , 2020.

Joint Book-Running Managers

Morgan Stanley	BofA Securities	Goldman Sachs & Co. LLC

Prospectus Supplement dated                , 2020.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any depositary shares and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and certain other matters relating to us, and it adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (File No. 333-244971) that we filed with the SEC using the SEC’s shelf registration rules. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the underwriters are making an offer to sell the depositary shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to “Cullen/Frost”, “we”, “us”, “our” or similar references mean Cullen/Frost Bankers, Inc., and all references in this prospectus supplement to the “Corporation” mean Cullen/Frost Bankers, Inc., together with its subsidiaries.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet on the SEC’s website at www.sec.gov and on the investor relations page of our website at www.frostbank.com. Except for those SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus, none of the other information on these websites is part of this prospectus supplement or accompanying prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

In this prospectus supplement, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), between the date of this document and the date of the termination of the offer being made pursuant to this prospectus supplement (other than information that, under the Exchange Act and SEC rules, is deemed to be “furnished” and not filed with the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2019;

•	Definitive Proxy Statement on Schedule 14A for Cullen/Frost’s 2020 Annual Meeting of Shareholders filed on March 20, 2020;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2020, June 30, 2020 and September 30, 2020; and

•	Current Reports on Form 8-K, filed on January 27, 2020, February 14, 2020, April 29, 2020 and July 31, 2020.

Unless stated otherwise in the applicable report, information that is furnished rather than filed with the SEC is not incorporated herein by reference.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Cullen/Frost Bankers, Inc.

111 W. Houston Street

San Antonio, Texas 78205

(210) 220-4011

Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement.

S-iii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in or incorporated by reference into this prospectus supplement that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements regarding the potential effects of the ongoing COVID-19 pandemic on our business, financial condition, liquidity and results of operations, notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in our future filings with the SEC, in press releases, and in oral and written statements made by us or with our approval that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or board of directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial and commodity markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”).

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

S-iv

•	The cost and effects of cyber incidents or other failures, interruptions or security breaches of our systems or those of third-party providers.

•	Acquisitions and integration of acquired businesses.

•	The Corporation’s ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•	The impact of the ongoing COVID-19 pandemic and any other pandemic, epidemic or health-related crisis.

•

The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Further, statements about the potential effects of the ongoing COVID-19 pandemic on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, clients, third parties and us.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

S-v

SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the depositary shares. You should carefully consider the risks described under the “Risk Factors” section of this prospectus supplement and the “Risk Factors” section in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

Cullen/Frost Bankers, Inc.

Cullen/Frost Bankers, Inc., a Texas business corporation incorporated in 1977, is a financial holding company and a bank holding company headquartered in San Antonio, Texas that provides, through its subsidiaries, a broad array of products and services throughout numerous Texas markets. Cullen/Frost, through its subsidiaries, offers commercial and consumer banking services, as well as trust and investment management, insurance, brokerage, mutual funds, leasing, treasury management, capital markets advisory and item processing services. At September 30, 2020, Cullen/Frost had consolidated total assets of $40.1 billion and was one of the largest independent bank holding companies headquartered in the State of Texas.

The Corporation serves a wide variety of industries including, among others, energy, manufacturing, services, construction, retail, telecommunications, healthcare, military and transportation. The Corporation’s customer base is similarly diverse. The Corporation is not dependent upon any single industry or customer.

Our principal executive offices are located at 111 W. Houston Street, San Antonio, Texas 78205, and our telephone number is (210) 220-4011.

Frost Bank

Frost Bank, the principal operating subsidiary and sole banking subsidiary of Cullen/Frost, is primarily engaged in the business of commercial and consumer banking through approximately (as of December 31, 2019) 142 financial centers across Texas in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Frost Bank also operates (as of December 31, 2019) over 1,200 automated-teller machines throughout the State of Texas, approximately half of which are operated in connection with a branding arrangement to be the exclusive cash-machine provider for a convenience store chain in Texas. Frost Bank was originally chartered as a national banking association in 1899, but its origin can be traced to a mercantile partnership organized in 1868. Frost Bank is one of the largest commercial banks headquartered in the State of Texas.

Frost Bank is a Texas state chartered bank and a member of the Federal Reserve System. Accordingly, the Texas Department of Banking and the Federal Reserve are the primary regulators of Frost Bank. Deposits at Frost Bank are insured by the FDIC up to applicable limits.

Summary of the Offering

The following summary contains basic information about the depositary shares, Preferred Stock and this offering and is not intended to be complete. It does not contain all the information that you should consider before investing in the depositary shares. For a more complete understanding of the depositary shares and Preferred Stock, you should read the sections of this prospectus supplement entitled “Description of the Preferred Stock” and “Description of Depositary Shares.”

Securities offered	depositary shares, each representing a 1/40th ownership interest in a share of our % Non-Cumulative Perpetual Preferred Stock, Series B, par value $0.01, with a liquidation preference of $1,000 per share of Preferred Stock (equivalent to $25 per depositary share). Each holder of depositary shares will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary shares, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We have granted the underwriters an option to purchase up to an additional depositary shares within 30 days after the date of this prospectus supplement at the public offering price, less underwriting discount and commissions.

Further issuances	We reserve the right to re-open this series of Preferred Stock and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time without notice to or consent of holders of the Preferred Stock or the depositary shares; provided that any such additional shares of Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Preferred Stock are otherwise treated as fungible with the Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares would form a single series together with all previously issued shares of Preferred Stock. In the event we issue additional shares of Preferred Stock, we expect to cause a corresponding number of additional depositary shares to be issued.

Dividends	Dividends on shares of the Preferred Stock will be payable quarterly in arrears on the dividend payment dates specified below, when, as and if declared by our board of directors or a duly authorized committee of the board and to the extent that we have lawfully available funds to pay dividends, from and including the date we first issue shares of Preferred Stock, at a rate of % per annum applied to the liquidation preference per share. Upon payment of any dividends on shares of the Preferred Stock, holders of depositary shares are expected to receive a proportionate payment. See “Description of Depositary Shares—Dividends and Other Distributions.”

Dividends on shares of the Preferred Stock will not be cumulative. If for any reason our board of directors or a duly authorized committee of the board does not declare a dividend on the Preferred Stock for any dividend period, such dividend will not accumulate or be payable and will cease to accrue, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Preferred Stock are declared for any future dividend period. A “dividend period” is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period (corresponding to the initial dividend payment date on March 15, 2021) will begin on and include the date we first issue shares of Preferred Stock.

Dividends on shares of the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

So long as any share of Preferred Stock remains outstanding, (i) no dividend may be paid, declared or set apart for any payment on and no distribution shall be made on any Dividend Junior Stock (as defined below under “Description of the Preferred Stock—Dividends”) (other than a dividend payable solely in stock that ranks junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up) and (ii) no shares of Dividend Junior Stock or Dividend Parity Stock (each as defined below under “Description of the Preferred Stock—Dividends”) shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, unless full dividends on all outstanding shares of the Preferred Stock for the most recently completed quarterly dividend period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment) and any prior redemption requirements with respect to shares of the Preferred Stock have been complied with, subject to certain limited exceptions described under “Description of the Preferred Stock—Dividends.”

Dividend payment dates	Dividends on the Preferred Stock will be payable on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2021 (each, a “dividend payment date”) when, as and if declared by our board of directors or a duly authorized committee of the board.

If a dividend payment date is not a business day (as defined below under “Description of the Preferred Stock—Dividends”), the applicable dividend will be paid on the first business day following that day without adjustment.

No maturity	The Preferred Stock does not have a maturity date, and we are not required to redeem the Preferred Stock at any time. Accordingly, the Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it and, if required, receive prior approval of the Federal Reserve to do so.

Redemption	We may redeem the Preferred Stock at our option (i) in whole or in part, from time to time, on any dividend payment date on or after December 15, 2025 or (ii) in whole but not in part, at any time within 90 days following a regulatory capital treatment event (as defined herein), in either case, at a redemption price equal to $1,000 per share of Preferred Stock (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date.

The Preferred Stock will not be subject to any mandatory redemption, sinking fund, or other similar provisions. If we redeem the Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares. Neither the holders of the Preferred Stock nor the depositary shares will not have the right to require the redemption or repurchase of the Preferred Stock.

Any redemption of the Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve and to the satisfaction of any conditions set forth in the capital guidelines or regulations of the Federal Reserve applicable to redemption of the Preferred Stock.

Liquidation rights	In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, holders of the Preferred Stock will be entitled to receive in full an amount equal to $1,000 per share of Preferred Stock (equivalent to $25 per depositary share), together with an amount equal to all dividends (if any) that have been declared on the Preferred Stock but not paid prior to such date of payment (but without any amount in respect of dividends that have not been declared prior to such payment date), before we make any distribution or payment out of our assets to the holders of our common stock or any other class or series of stock ranking junior to the Preferred Stock with respect to the distribution of assets.

If we fail to pay the Liquidating Distribution in full, including declared but unpaid dividends, with respect to the Preferred Stock and any Parity Stock (each as defined below under “Description of the Preferred Stock—Liquidation Rights”), the holders of the Preferred Stock and that Parity Stock will share in any distribution of assets in proportion to the respective aggregate Liquidating Distributions to which they are entitled. After the holders of the Preferred Stock and any Parity Stock are paid in full, they will have no right or claim to any of our remaining assets.

Holders of the Preferred Stock are subordinate to all of our indebtedness and to other non-equity claims on us and our assets, including in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. In addition, holders of the Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

Neither the sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of our property or business nor a merger or consolidation by us with or into any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Voting rights	Holders of depositary shares representing the Preferred Stock will not have voting rights, except with respect to authorizing or increasing the authorized amount of senior stock, certain changes in the terms of the Preferred Stock, certain dividend non-payments and as otherwise required by applicable law.

Ranking	The Preferred Stock will rank, as to the payment of dividends and distribution of assets upon our liquidation, dissolution or winding-up:

•

senior to our common stock and any other class or series we may issue in the future ranking junior to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up;

•

equally with any series of preferred stock we may issue in the future ranking equal to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up; and

•

junior to any series of preferred stock we may issue in the future ranking senior to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up, and to all of our existing and future debt obligations.

Preemptive and conversion

rights	Holders of the Preferred Stock will not have any preemptive or conversion rights.

Listing	We intend to apply to list the depositary shares on the NYSE under the symbol “CFR PrB.” If the application is approved, trading of the depositary shares on the NYSE is expected to commence within 30 days after the initial delivery of the depositary shares.

Tax consequences	For discussion of material U.S. federal income tax consequences relating to the Preferred Stock and depositary shares, see “Material U.S. Federal Income Tax Considerations.”

Use of proceeds	We expect to receive net proceeds from this offering of approximately $ million (or $ million if the underwriters exercise their option to purchase an additional depositary shares from us in full) after deducting underwriting discount and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for general corporate purposes.

Risk Factors	See “Risk Factors” and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding to invest in the depositary shares.

Registrar, Transfer Agent, Dividend Disbursing Agent and Redemption Agent	Computershare Inc. will be the registrar and transfer agent in respect of the Preferred Stock and the registrar, transfer agent, dividend disbursing agent and redemption agent in respect of the depositary receipts evidencing the depositary shares.

Depositary	Computershare Inc.

RISK FACTORS

An investment in the depositary shares and the underlying Preferred Stock involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our depositary shares could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere included or incorporated by reference in this prospectus supplement and the accompanying prospectus. A prolonged impact of the COVID-19 pandemic could also have the effect of heightening many of these risks.

Risks Related to Our Business

Our business, financial condition, liquidity and results of operations have been, and will likely continue to be, adversely affected by the COVID-19 pandemic.

The COVID-19 pandemic has created economic and financial disruptions that have adversely affected, and are likely to continue to adversely affect, our business, financial condition, liquidity and results of operations. The extent to which the COVID-19 pandemic will continue to negatively affect our business, financial condition, liquidity and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic (including the possibility of resurgence of COVID-19 after initial abatement), the effectiveness of our Business Continuity and Health Emergency Response plans, the direct and indirect impact of the pandemic on our employees, customers, clients, counterparties and service providers, as well as other market participants, and actions taken, or that may yet be taken, or inaction by governmental authorities and other third parties in response to the pandemic.

The COVID-19 pandemic has contributed to:

•

Increased unemployment and business disruption and decreased consumer and business confidence and consumer and commercial activity generally, leading to an increased risk of delinquencies, defaults and foreclosures.

•

Higher and more volatile credit loss expense and potential for increased charge-offs, particularly as customers may need to draw on their committed credit lines to help finance their businesses and activities.

•	Ratings downgrades, credit deterioration and defaults in many industries, particularly energy, retail/strip centers, hotels/lodging, restaurants, entertainment and commercial real estate.

•	A sudden and significant reduction in the valuation of the equity, fixed-income and commodity markets and the significant increase in the volatility of those markets.

•	A decrease in the rates and yields on U.S. Treasury securities, which may lead to decreased net interest income.

•	Increased demands on capital and liquidity, leading us to cease repurchases of our common stock in order to preserve capital and provide added liquidity.

•	A reduction in the value of the assets that we manage or otherwise administer or service for others, affecting related fee income and demand for our services.

•	Heightened cybersecurity, information security and operational risks as a result of work-from-home arrangements and impacts on our service providers.

Any disruption to our ability to deliver financial products or services to, or interact with, our clients and customers could result in losses or increased operational costs, regulatory fines, penalties and other sanctions, or harm our reputation.

As noted in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, certain of our borrowers are currently unable to meet their contractual payment obligations because of the adverse effects of COVID-19. In an effort to mitigate these effects, loan customers may apply for a deferral of payments, or portions thereof, for up to 90 days. After 90 days, customers may apply for an additional deferral, and a small proportion of our customers have requested such an additional deferral. In addition, the Federal Reserve has taken various actions and the U.S. government has enacted several fiscal stimulus measures to counteract the economic disruption caused by the COVID-19 pandemic and provide economic assistance to individual households and businesses, stabilize the markets and support economic growth. The success of these measures is unknown and they may not be sufficient to fully mitigate the negative impact of the COVID-19 pandemic. We face an increased risk of litigation and governmental, regulatory and third-party scrutiny as a result of the effects of COVID-19 on market and economic conditions and actions governmental authorities take in response to those conditions. Furthermore, various governmental programs such as the Paycheck Protection Program (“PPP”) are complex and our participation may lead to additional litigation and governmental, regulatory and third-party scrutiny, negative publicity and damage to our reputation. For example, our participation in the PPP as a lender may adversely affect our revenue and results of operations depending on the timing and amount of forgiveness, if any, to which our borrowers will be entitled. During the third quarter of 2020, we recognized approximately $21.1 million in PPP loan related deferred processing fees (net of amortization of related deferred origination costs) as a yield adjustment and this amount, representing approximately 21% of aggregate expected PPP loan related deferred processing fees (net of deferred origination costs), is included in interest income on loans. We expect to earn an additional approximate 20% of such fees in 2020 and the remaining approximate 39% over the course of 2021 and into early 2022.

The length of the pandemic and the efficacy of the extraordinary measures being put in place to address it are unknown. Until the pandemic subsides, we expect continued draws on lines of credit, reduced fee income and revenues related to investment management, insurance and brokerage operations and increased customer and client defaults, including defaults of unsecured loans. Even after the pandemic subsides, the U.S. economy may continue to experience a recession, and we anticipate our businesses would be materially and adversely affected by a prolonged recession.

Risks Relating to the Depositary Shares and the Preferred Stock

The depositary shares and the Preferred Stock are not insured deposits.

The depositary shares and the Preferred Stock are not bank deposits and are not insured or guaranteed by the FDIC or any other government agency. An investment in the depositary shares has risks, and you may lose your entire investment.

You are making an investment decision about both the depositary shares and the Preferred Stock.

As described in this prospectus supplement, we are issuing depositary shares representing fractional interests in shares of the Preferred Stock. Accordingly, the depositary will rely solely on the payments it receives from us on the Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities, as the terms of the Preferred Stock govern your rights to payments on the depositary shares.

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the depositary shares and the Preferred Stock, could cause the liquidity or trading price of the depositary shares to decline significantly.

Real or anticipated changes in the credit ratings assigned to the depositary shares, the Preferred Stock or our credit ratings generally could affect the trading price of the depositary shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the depositary shares and the Preferred Stock, based on their overall view of our industry. In particular, the major credit rating agencies have stated that they are continuing to evaluate the credit ratings of U.S. financial institutions in light of the crisis relating to the COVID-19 pandemic and may take further rating actions across the financial services industry or with specific financial institutions, depending on how the crisis develops and how the U.S. economy recovers from the crisis. A future downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the depositary shares, the Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness, could cause the trading price of the depositary shares to decline significantly.

The Preferred Stock will be an equity security and will be subordinate to our existing and future borrowings.

The shares of Preferred Stock will be equity interests in Cullen/Frost and will not constitute indebtedness. This means that the depositary shares, which represent fractional interests in shares of Preferred Stock, will rank junior to all existing and future indebtedness and other non-equity claims on Cullen/Frost with respect to assets available to satisfy claims on Cullen/Frost, including claims in the event of our liquidation. As of September 30, 2020, Cullen/Frost’s long-term and short-term borrowings were approximately $1.8 billion, and Cullen/Frost may incur additional indebtedness in the future. Cullen/Frost’s existing and future indebtedness may restrict payment of dividends on the Preferred Stock. In addition, holders of the depositary shares or Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. Further, the Preferred Stock will place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “—Holders of the depositary shares will have limited voting rights.”

Our results of operations and our ability to fund dividend payments on the Preferred Stock underlying the depositary shares and all payments on our other obligations depend upon the results of operations of our subsidiaries.

We are a holding company that conducts substantially all of our operations through Frost Bank and its subsidiaries. As a result, our ability to make dividend payments on the Preferred Stock underlying the depositary shares will depend primarily upon the receipt of dividends and other distributions from Frost Bank.

Various federal and/or state laws and regulations limit the amount of dividends that Frost Bank and certain non-bank subsidiaries may pay to Cullen/Frost. Under the foregoing dividend restrictions, and while maintaining its “well-capitalized” status, at September 30, 2020, Frost Bank could pay aggregate dividends of up to $482.1 million to Cullen/Frost without obtaining prior regulatory approval. This amount is not necessarily indicative of amounts that may be paid or available to be paid in future periods. In the event Frost Bank is unable to pay dividends to Cullen/Frost, Cullen/Frost may not be able to service debt, pay obligations or pay dividends on the Preferred Stock and the Corporation’s common stock. The inability to receive dividends from Frost Bank could have a material adverse effect on the Corporation’s business, financial condition and results of operations.

In addition, our right to participate in any distribution of assets of our subsidiaries upon its liquidation or otherwise, and thus your ability as a holder of depositary shares, each representing a fractional interest in a share of the Preferred Stock, to benefit indirectly from such distribution, will be subject to the prior claims of depositors and other creditors of our subsidiaries, except to the extent that any of our claims as a creditor of our subsidiaries may be recognized. As a result, the Preferred Stock will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries.

As of September 30, 2020, Frost Bank’s total deposits and long-term and short-term borrowings were approximately $33.7 billion and $1.8 billion, respectively.

Our ability to declare and pay dividends is subject to statutory and regulatory restrictions.

As a corporation and a bank holding company, we are subject to statutory and regulatory limitations and requirements relating to the payment of dividends or redemption of the Preferred Stock, including the Federal Reserve’s requirements to maintain adequate capital above regulatory minimums. In particular, under the Federal Reserve’s capital rules, we are subject to certain risk-based and leverage capital requirements. If we fail to meet the effective minimum capital ratios requirements with any applicable buffers taken into account, we will be subject to constraints on capital distributions, including dividends. The severity of the constraints depends on the amount of the shortfall and the amount of our “eligible retained income.”

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiary, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if our banking subsidiary were to pay dividends. The Federal Reserve has issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings.

These limitations are in addition to state law requirements restricting the payment of dividends that would cause us to be insolvent or not to satisfy certain requirements that we maintain adequate surplus.

These laws and regulations may prevent us from declaring, setting aside or paying dividends on the Preferred Stock. In such circumstances, holders of the depositary shares will not be entitled to receive any dividend for that dividend period, irrespective of whether or not a dividend has been declared on the Preferred Stock or any other class of our capital stock for any future dividend period.

Additional issuances of preferred stock or securities convertible into preferred stock may dilute existing holders of the depositary shares.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred stock-equivalent securities to fund business needs or to build additional capital. Our board of directors or a committee thereof is authorized to cause us to issue one or more series of preferred stock from time to time without any action on the part of the shareholders, including issuing additional shares of Preferred Stock. The market price of the depositary shares could decline as a result of these other offerings, as well as other sales of a large block of depositary shares, Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur. Holders of the depositary shares or Preferred Stock are not entitled to preemptive rights or other protections against dilution.

The Preferred Stock may be junior in rights and preferences to our future preferred stock.

We may, in the future, create and issue additional shares of preferred stock ranking senior to the Preferred Stock as to dividends and/or distribution of assets upon our liquidation, dissolution or winding up with the requisite consent of the holders of the Preferred Stock and other parity stock entitled to vote thereon. The terms of any of our future preferred stock which by its terms is expressly senior to the Preferred Stock may restrict dividend payments on the Preferred Stock. This could result in dividends on the Preferred Stock not being paid.

Dividends on the Preferred Stock underlying the depositary shares will be discretionary and non-cumulative.

Dividends on the Preferred Stock will be discretionary and non-cumulative. Consequently, if our board of directors or a duly authorized committee of the board does not authorize and declare a dividend for any dividend period prior to the related dividend payment date, holders of depositary shares will not be entitled to receive a dividend for that dividend period, and the unpaid dividend will cease to accrue and be payable. We will have no obligation to pay dividends accrued for a dividend period after the dividend payment date for that period if our board of directors or a duly authorized committee of the board has not declared a dividend before the related dividend payment date, whether or not dividends on the Preferred Stock or any other series of our preferred stock or our common stock are declared for any future dividend period.

In addition, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of preferred stock like the Preferred Stock, (1) dividends will be payable only if declared by our board of directors or a duly authorized committee of the board and (2) dividends will not accumulate if they are not declared. As a bank holding company, our ability to declare and pay dividends is also dependent on certain federal regulatory considerations. See “—Our ability to declare and pay dividends is subject to statutory and regulatory restrictions.”

The Preferred Stock may be redeemed at our option, and you may not be able to reinvest the redemption price you receive in a similar security.

Subject to the approval of the Federal Reserve (if then required), at our option, we may redeem the Preferred Stock at any time, either in whole or in part, on any dividend payment date on or after December 15, 2025. We may also redeem the Preferred Stock at our option, subject to the approval of the Federal Reserve (if then required), at any time, in whole, but not in part, within 90 days following the occurrence of a “regulatory capital treatment event”, such as a proposed change in law or regulation after the initial issuance date with respect to whether the Preferred Stock qualifies as a Tier 1 capital instrument.

If we redeem the Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares. If we redeem the Preferred Stock for any reason, you may not be able to reinvest the redemption price you receive in a similar security. See “Description of the Preferred Stock—Redemption” for more information on redemption of the Preferred Stock.

Holders should not expect us to redeem the Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Preferred Stock will be a perpetual equity security. This means that it will have no maturity or mandatory redemption date and will not be redeemable at the option of the holders. The Preferred Stock may be redeemed by us at our option, either (i) in whole or in part, on any dividend payment date on or after December 15, 2025 or (ii) in whole, but not in part, at any time within 90 days of the occurrence of a regulatory capital treatment event as described herein. Any decision we may make at any time to propose a redemption of the Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our shareholders’ equity and general market conditions at that time. If we redeem the Preferred Stock, the depositary is expected to redeem a proportionate number of depositary shares.

Our right to redeem the Preferred Stock will also be subject to limitations. Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Preferred Stock will be subject to prior approval by the Federal Reserve. We cannot assure you that the Federal Reserve will approve any redemption of the Preferred Stock that we may propose. There also can be no assurance that, if we propose to redeem the Preferred Stock without replacing it with securities that qualify as common equity Tier

1 capital or additional Tier 1 capital instruments, the Federal Reserve will authorize redemption. In such case, under such current rules and regulations, we must demonstrate that we will continue to hold capital commensurate with our risk to the satisfaction of the Federal Reserve. We currently understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Preferred Stock without replacing it with common equity Tier 1 capital or additional Tier 1 capital instruments, may include an evaluation of the overall level and quality of our then-applicable capital components, considered in light of our then-applicable risk exposures, earnings and growth strategy, and other supervisory considerations, although the Federal Reserve may change these factors at any time. The factors may also include, among other things, the bank holding company’s ability to meet and exceed minimum regulatory capital ratios under stressed scenarios, its expected sources and uses of capital over the planning horizon (generally a period of two years) under baseline and stressed scenarios, and any potential impact of changes to its business plan and activities on its capital adequacy and liquidity, although the Federal Reserve may change these factors at any time. These limitations are in addition to state law requirements that we not effect any redemption that would cause us to be insolvent or not to satisfy certain requirements that we maintain adequate surplus.

If we are deferring payments on our outstanding junior subordinated notes or are in default under the indentures governing those securities, we will be prohibited from making distributions on or redeeming the Preferred Stock.

The terms of our outstanding junior subordinated notes prohibit us from declaring or paying any dividends or distributions on our preferred stock, including the Preferred Stock, or redeeming, purchasing, acquiring or making a liquidation payment on the Preferred Stock, if an event of default under the indentures governing those junior subordinated notes has occurred and is continuing or at any time when we have deferred payment of interest on those junior subordinated notes.

Offerings of debt, which would be senior to our Preferred Stock upon liquidation, may adversely affect the market price of the depositary shares.

We may attempt to increase our capital resources or, if our or Frost Bank’s regulatory capital ratios fall below the required minimums, we or Frost Bank could be forced to raise additional capital by making additional offerings of debt or equity securities, including senior or subordinated notes, preferred stock and common stock. Upon liquidation, holders of our debt securities and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Preferred Stock. This may cause the market price of the Preferred Stock to decline.

Holders of the depositary shares will have limited voting rights.

Holders of the Preferred Stock and, in turn, the depositary shares will have no voting rights with respect to matters that generally require the approval of voting shareholders. Holders of the Preferred Stock will have voting rights only with respect to authorizing or increasing the authorization of senior stock, certain changes in the terms of the Preferred Stock, certain dividend non-payments and as otherwise required by applicable law. See “Description of the Preferred Stock—Voting Rights.”

Holders of depositary shares must act through the depositary to exercise any voting rights of the Preferred Stock. Although each depositary share is entitled to 1/40th of a vote, the depositary can only vote whole shares of Preferred Stock. While the depositary will vote the maximum number of whole shares of Preferred Stock in accordance with the instructions it receives, any remaining votes of holders of the depositary shares will not be voted. See “Description of Depositary Shares—Voting the Depositary Shares.”

You may find it difficult to sell your depositary shares.

The Preferred Stock and the depositary shares will have no established trading market. We intend to apply to list the depositary shares on the NYSE under the symbol “CFR PrB.” However, there is no guarantee that we will be able to list the depositary shares. If approved, we expect trading of the depositary shares on the NYSE to begin within 30 days after the initial delivery of the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial.

General market conditions and unpredictable factors could adversely affect market prices for the depositary shares.

Future trading prices of the depositary shares will depend on many factors, including:

•	whether we declare or fail to declare dividends on the Preferred Stock from time to time;

•	our operating performance, financial condition and prospects, or the operating performance, financial condition and prospects of our competitors;

•	our creditworthiness;

•	the ratings given to our securities by credit rating agencies, including the ratings given to the Preferred Stock;

•	prevailing interest rates;

•	economic, financial, geopolitical, regulatory or judicial events affecting us or the financial markets generally;

•	the market for similar securities; and

•

economic, public health, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally, including the duration and severity of the impact of the ongoing COVID-19 pandemic.

Accordingly, the depositary shares may trade at a discount to the price per share paid for such shares even if a secondary market for the depositary shares develops.

U.S. corporate holders of depositary shares may be unable to use the dividends received deduction.

Distributions on the Preferred Stock underlying the depositary shares will be treated as dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, and may be eligible for the dividends received deduction if paid to corporate U.S. holders. Any payments on the depositary shares in excess of our current and accumulated earnings and profits will be treated first as a return of capital reducing holders’ tax basis in the Preferred Stock, and then as gain from the sale or exchange of the Preferred Stock. A reduction in the basis of the Preferred Stock would increase any gain or reduce any loss realized on the subsequent sale, redemption or other disposition of the Preferred Stock. Any payments on the Preferred Stock treated as a return of capital, or any gain recognized by a corporate U.S. holder on the deemed or actual sale or exchange of the Preferred Stock, would not be eligible for the dividends received deduction.

Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Preferred Stock underlying the depositary shares to qualify as dividends for U.S. federal income tax purposes. If any distributions on the shares of Preferred Stock underlying the depositary shares with respect to any fiscal year are not eligible for the dividends received deduction because of insufficient current or accumulated earnings and profits, the market value of the depositary shares may decline.

USE OF PROCEEDS

We expect net proceeds of this offering, after deducting the underwriting discount and commissions and estimated offering expenses payable by us, will be approximately $        million (or approximately $        million if the underwriters exercise their option to purchase an additional                depositary shares from us in full). We intend to use the net proceeds of this offering for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2020, on an actual basis and as adjusted to give effect to the net proceeds of $        from the issuance and sale of                 depositary shares offered hereby, assuming the underwriters do not exercise their option to purchase                 additional depositary shares from us, after deduction of underwriting discount and commissions and estimated offering expenses payable by us.

The following table should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2020
	(unaudited) ($ in thousands except per share amounts)
	Actual	As Adjusted
Long term debt
Junior subordinated deferrable interest debentures, net of unamortized issuance costs	136,342		136,342
Subordinated notes, net of unamortized issuance costs	98,982		98,982

Total long term debt	235,324		235,324

Shareholders’ equity
Preferred stock, par value $0.01 per share; 10,000,000 shares authorized; no shares issued and outstanding on an actual basis; shares of Series B Preferred Stock ($1,000 liquidation value per share) issued and outstanding on an as adjusted basis	—
Common stock, par value $0.01 per share; 210,000,000 shares authorized; 64,236,306 shares issued at September 30, 2020	642		642
Additional paid-in capital	991,477		991,477
Retained earnings	2,724,681		2,724,681
Accumulated other comprehensive income, net of tax	505,145		505,145
Treasury stock, at cost; 1,454,736 shares at September 30, 2020	(136,919)		(136,919)

Total shareholders’ equity	4,085,026

Total capitalization	$4,320,350	$

DESCRIPTION OF THE PREFERRED STOCK

This summary contains a description of the material terms of the Preferred Stock, and it is qualified in its entirety by reference to the pertinent sections of our restated articles of incorporation, including the certificate of designations creating the Preferred Stock, and the applicable provisions of the Texas Business Organizations Code and federal law governing bank holding companies.

General

Our restated articles of incorporation authorizes us to issue 10,000,000 shares of preferred stock in one or more series and authorizes our board of directors or a duly authorized committee of the board to fix the number of shares and determine the rights, preferences, privileges and restrictions of any such series of preferred stock. We previously issued 6,000,000 shares of our 5.375% Non-Cumulative Perpetual Preferred Stock, Series A, par value of $0.01, with a liquidation preference of $25 per share, and on March 16, 2020, we redeemed all 6,000,000 such shares at an aggregate redemption price of $150.0 million. As of the date of this prospectus supplement, we have no issued and outstanding series of preferred stock.

The Preferred Stock represents a single series of our authorized preferred stock. We are offering depositary shares, representing                shares of the Preferred Stock in the aggregate (or                 shares of the Preferred Stock if the underwriters exercise their option to purchase additional depositary shares from us in full), by this prospectus supplement and the accompanying prospectus. Shares of the Preferred Stock, upon issuance against full payment of the purchase price for the depositary shares, will be validly issued, fully paid and nonassessable. The depositary will be the initial sole holder of shares of the Preferred Stock. The holders of depositary shares will be required to exercise their proportional rights in the Preferred Stock through the depositary, as described in “Description of Depositary Shares.”

We reserve the right to re-open this series of Preferred Stock and issue additional shares of the Preferred Stock either through public or private sales at any time and from time to time without notice to or consent of holders of the Preferred Stock or the depositary shares; provided that any such additional shares of Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code and such additional shares of Preferred Stock are otherwise treated as fungible with the Preferred Stock offered hereby for U.S. federal income tax purposes. The additional shares would form a single series together with all previously issued shares of Preferred Stock. In the event we issue additional shares of Preferred Stock, we expect to cause a corresponding number of additional depositary shares to be issued.

The Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our stock or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase. The Preferred Stock represents non-withdrawable capital, will not be an account of an insurable type, and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

Ranking

The Preferred Stock will rank, as to the payment of dividends and/or distribution of assets upon our liquidation, dissolution, or winding-up:

•

senior to our common stock and any other class or series of shares we may issue in the future ranking junior to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up;

•

equally with any series of preferred stock we may issue in the future ranking equal to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up; and

•

junior to any series of preferred stock we may issue in the future ranking senior to the Preferred Stock as to payment of dividends and/or distribution of assets upon our liquidation, dissolution or winding-up, and to all of our existing and future debt obligations.

Dividends

Holders of the Preferred Stock will be entitled to receive, when, as and if declared by our board of directors or a duly authorized committee of the board, out of funds legally available therefor, non-cumulative cash dividends at a rate of     % per annum on the liquidation preference amount of $1,000 per share of Preferred Stock (equivalent to $25 per depositary share). Dividends on the Preferred Stock will be payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year, beginning on March 15, 2021, with respect to the quarterly dividend period (or portion thereof) ending on the day preceding such respective dividend payment date. Dividends will be payable to holders of record of Preferred Stock at 5:00 p.m., New York City time, on the 15th calendar day before such dividend payment date or such other record date not more than 60 nor less than 10 days preceding such dividend payment date fixed for that purpose by our board of directors or a duly authorized committee of our board of directors in advance of payment of each particular dividend.

A dividend period for the Preferred Stock is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period (corresponding to the initial dividend payment date on March 15, 2021) for the Preferred Stock issued as part of this offering (including additional shares of Preferred Stock issued in the event that the underwriters exercise their option to purchase additional Depositary Shares) will commence on and include the first date on which the initial issuance of any share of the Preferred Stock occurs. The dividend payable per share of Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. If a dividend payment date is not a business day, the appropriate dividend will be paid on the first business day following that day without adjustment. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Preferred Stock. A “business day” means each weekday on which banking institutions in New York, New York are not authorized or obligated by law, regulation or executive order to close.

Dividends on the Preferred Stock will not be cumulative. If dividends are not declared on the Preferred Stock for payment on any dividend payment date, those dividends will not accumulate or be payable and will cease to accrue, and we will have no obligation to pay a dividend for that dividend period on the applicable dividend payment date or at any time in the future, whether or not our board of directors or a duly authorized committee of the board declares a dividend on the Preferred Stock or any other series of our preferred stock or common stock for any future dividend period.

Dividends on the Preferred Stock will not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with applicable laws and regulations, including applicable capital adequacy guidelines.

Dividends on any shares of Preferred Stock called for redemption will cease to accrue on the redemption date for such shares or upon such earlier date as is specified below under “—Redemption—Procedures.”

So long as any share of Preferred Stock remains outstanding and except as otherwise provided in the next succeeding paragraph, (i) no dividend may be paid, declared or set apart for any payment on and no distribution shall be made on any Dividend Junior Stock (as defined below) (other than a dividend payable solely in stock that ranks junior to the Preferred Stock with respect to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding-up) and (ii) no shares of Dividend Junior Stock or Dividend Parity Stock shall be purchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, unless full dividends on all outstanding shares of the Preferred Stock for the most recently completed quarterly dividend period have been declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set apart for such payment) and any prior redemption requirements with respect to shares of the Preferred Stock have been complied with. As used in this prospectus supplement, “Dividend Junior Stock” refers to our common stock and any other class or series of our capital stock over which the Preferred Stock has preference or priority in the payment of current dividends. As used in this prospectus supplement, “Dividend Parity Stock” means any other class or series of our capital stock that ranks on a parity with the Preferred Stock in the payment of current dividends.

The limitations on dividends and other distributions described in the paragraph above shall not apply to:

•	redemptions, purchases or other acquisitions of shares of Dividend Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business;

•

purchases or other acquisitions by any broker-dealer subsidiary of Cullen/Frost solely for the purpose of market making, stabilization or customer facilitation transactions in Dividend Junior Stock or Dividend Parity Stock in the ordinary course of its business;

•	purchases by any broker-dealer subsidiary of Cullen/Frost of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary;

•	any dividends or distributions of rights or Dividend Junior Stock in connection with a shareholders’ rights plan or any redemption or repurchase of rights pursuant to any shareholders’ rights plan;

•

the acquisition by us or any of our subsidiaries of record ownership in Dividend Junior Stock or Dividend Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians; and

•

the exchange or conversion of (i) Dividend Junior Stock for or into other Dividend Junior Stock or (ii) Dividend Parity Stock for or into other Dividend Parity Stock (with the same or lesser aggregate liquidation preference) or Dividend Junior Stock, and, in each case, the payment of cash solely in lieu of fractional shares.

When dividends are not paid in full upon the shares of Preferred Stock and any Dividend Parity Stock, all dividends declared upon shares of the Preferred Stock and all Dividend Parity Stock shall be shared ratably by the holders of Preferred Stock and any Dividend Parity Stock, based on the ratio between the then-current dividends due on shares of Preferred Stock and (i) in the case of any series of non-cumulative Dividend Parity Stock, the aggregate of the current and unpaid dividends due on such series of preferred stock and (ii) in the case of any series of cumulative Dividend Parity Stock, the aggregate of the current and unpaid dividends and any accumulated and unpaid dividends due on such series of preferred stock.

To the extent a dividend period with respect to any Dividend Parity Stock coincides with more than one dividend period with respect to the Preferred Stock, for purposes of the three immediately preceding paragraphs our board of directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Preferred Stock or in any other manner that it deems to be fair and equitable in order to achieve ratable payments of dividends on such Dividend Parity Stock and the Preferred Stock.

Subject to the restrictions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by our board of directors or a duly authorized committee of the board, may be declared and paid on any Dividend Parity Stock or Dividend Junior Stock from time to time out of any funds legally available for such payment in amounts permitted by applicable regulatory authorities, and the holders of the Preferred Stock will not be entitled to participate in any such dividends.

Redemption

The Preferred Stock will not be subject to any mandatory redemption, sinking fund, or other similar provisions. The holders of Preferred Stock will not have the right to require the redemption or repurchase of the Preferred Stock.

Optional Redemption

We may redeem shares of the Preferred Stock at our option on any dividend payment date on or after December 15, 2025, in whole or in part, from time to time, at a redemption price equal to $1,000 per share of Preferred Stock (equivalent to $25 per depositary share), plus any declared and unpaid dividends on the shares of

Preferred Stock called for redemption for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date. Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital or other guidelines or regulations of the Federal Reserve applicable to the redemption of the Preferred Stock.

Redemption Following a Regulatory Capital Treatment Event

We may redeem shares of the Preferred Stock at our option at any time within 90 days following a regulatory capital treatment event, in whole but not in part, at a price equal to $1,000 per share of Preferred Stock (equivalent to $25 per depositary share), plus any declared and unpaid dividends for prior dividend periods and accrued but unpaid dividends (whether or not declared) for the then-current dividend period prior to but excluding the redemption date. Redemption of the Preferred Stock is subject to our receipt of any required prior approvals from the Federal Reserve and to the satisfaction of any conditions set forth in the capital or other guidelines or regulations of the Federal Reserve applicable to the redemption of the Preferred Stock.

A “regulatory capital treatment event” means our good faith determination that, as a result of (i) any amendment to, or change in, the laws, regulations or guidelines of the United States or any political subdivision of the United States, or any agency or instrumentality thereof that is enacted or becomes effective after the initial issuance of any share of Preferred Stock; (ii) any proposed change in those laws, regulations or guidelines that is announced or becomes effective after the initial issuance of any share of Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, regulations or guidelines that is announced after the initial issuance of any share of Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference amount of $1,000 per share of Preferred Stock (equivalent to $25 per depositary share) of the Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable, for as long as any share of Preferred Stock is outstanding. “Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to us as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.

Procedures

If we redeem shares of the Preferred Stock, we will provide notice by first class mail (or, if the Preferred Stock is issued or held in book-entry form through DTC or another facility, in accordance with the procedures of such facility) to the holders of record of the shares of Preferred Stock to be redeemed. Such notice will be provided not less than 30 days and not more than 60 days prior to the date fixed for the redemption. Each notice of redemption will include a statement setting forth:

•	the redemption date;

•

the number of shares of the Preferred Stock to be redeemed and, if less than all the shares held by the holder are to be redeemed, the number of shares of the Preferred Stock to be redeemed from the holder;

•	the redemption price;

•

if shares of the Preferred Stock are evidenced by definitive certificates, the place or places where the certificates representing those shares are to be surrendered for payment of the redemption price; and

•	that dividends will cease to accrue on the redemption date.

In case of any redemption of only part of the shares of Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or by lot or in such other manner as our board of directors or a duly authorized committee of the board may determine to be fair and equitable. Subject to the provisions hereof, our board of directors or a duly authorized committee of the board shall have full power and authority to prescribe the terms and conditions upon which shares of Preferred Stock shall be redeemed from time to time.

If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside in trust by us for the pro rata benefit of the holders of record of the shares called for redemption then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation in the case that the shares of Series B Preferred Stock are issued in certificated form, on and after the redemption date dividends shall cease to accrue and be payable on all shares so called for redemption, and all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall cease and terminate on such redemption date, except only the right of the holders thereof to receive the amount payable on such redemption from the funds set aside in trust, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to Cullen/Frost, after which time the holders of the shares so called for redemption may look only to Cullen/Frost for payment of the redemption price of such shares.

Liquidation Rights

In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, holders of the Preferred Stock will be entitled to receive in full an amount equal to $1,000 per share of Preferred Stock (equivalent to $25 per depositary share), together with an amount equal to all dividends (if any) that have been declared on the Preferred Stock but not paid prior to such date of payment (but without any amount in respect of dividends that have not been declared prior to such payment date), before we make any distribution or payment out of our assets to the holders of our common stock or any other class or series of stock ranking junior to the Preferred Stock with respect to the distribution of assets.

If we fail to pay the Liquidating Distribution in full, including declared but unpaid dividends, with respect to the Preferred Stock and any Parity Stock, the holders of the Preferred Stock and that Parity Stock will share in any distribution of assets in proportion to the respective aggregate Liquidating Distributions to which they are entitled. In any such distribution, the “Liquidating Distribution” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and, in the case of any holder of stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable), and “Parity Stock” shall mean any other class or series of our stock that ranks on a parity with the Preferred Stock with respect to the distribution of assets. After the holders of the Preferred Stock and any Parity Stock are paid in full, they will have no right or claim to any of our remaining assets.

Holders of the Preferred Stock are subordinate to all of our indebtedness and to other non-equity claims on us and our assets, including in the event that we enter into a receivership, insolvency, liquidation or similar proceeding. In addition, holders of the Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding.

Neither the sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or any part of our property or business nor a merger or consolidation by us with or into any other entity will be considered a dissolution, liquidation or winding-up of our business or affairs.

Voting Rights

The Preferred Stock will have no voting rights, except as provided below or as otherwise specifically required by Texas law. On any matter in which holders of Preferred Stock are entitled to vote, including when acting by written consent, each holder of Preferred Stock will have one vote per share of Preferred Stock, except as to votes upon a Nonpayment Event (as defined below) in which case the Preferred Stock will have voting rights in proportion to its liquidation preference.

Right to Elect Two Directors upon a Nonpayment Event

Whenever dividends payable on the shares of Preferred Stock (whether or not declared) have not been paid in an aggregate amount equal to full dividends for six or more quarterly dividend periods, whether or not consecutive (a “Nonpayment Event”), the authorized number of our directors will automatically be increased by two. The holders of the Preferred Stock will have the right, together with holders of any other series of preferred stock on which similar voting rights have been conferred and are exercisable with respect to the matter (i.e., on which dividends likewise have not been paid) (“Voting Parity Stock”), voting together as a single class in proportion to their respective liquidation preferences, by a plurality of the votes cast, to elect two directors, which we refer to as “Preferred Stock Directors”, to fill such newly created directorships. Our board of directors shall at no time include more than two such Preferred Stock Directors, including all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to voting rights.

In the event that the holders of Preferred Stock and any Voting Parity Stock shall be entitled to vote for the election of Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected at a special meeting called at the request of record holders owning shares representing at least 20% of the combined liquidation preference of all shares of Preferred Stock and each series of Voting Parity Stock then outstanding, voting together as a single class in proportion to their respective liquidation preferences (unless the request for a special meeting is received less than 90 days before the date fixed for our next annual or special meeting of our shareholders, in which event such election shall be held only at such next annual or special meeting of shareholders), and subsequently at each annual meeting of our shareholders. Any request to call a special meeting for the initial election of Preferred Stock Directors after a Nonpayment Event must be made by written notice, signed by the requisite holders of Preferred Stock and/or Voting Parity Stock, and delivered to our Corporate Secretary in person, by first class mail or in any other manner permitted by our restated articles of incorporation or bylaws or by applicable law. If our Secretary fails to call a special meeting for the election of Preferred Stock Directors within 20 days of receiving proper notice, any holder of Preferred Stock may call such a meeting at our expense solely for the election of Preferred Stock Directors. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders if such office shall not have been previously terminated as below provided.

Any Preferred Stock Director may be removed at any time without cause by the holders of record of shares of Preferred Stock and Voting Parity Stock, representing at least a majority of the combined liquidation preference of the Preferred Stock and each series of Voting Parity Stock then outstanding, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). If any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the then-remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by a plurality of the votes cast by the holders of the outstanding shares of Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class in proportion to their respective liquidation preferences). The Preferred Stock Directors will each be entitled to one vote per director on any matter that shall come before our board of directors for a vote.

When dividends have been paid in full on the Preferred Stock for at least four consecutive quarterly dividend periods, then the right of the holders of Preferred Stock to elect Preferred Stock Directors shall terminate (but will revest upon the occurrence of any future Nonpayment Event), and, if and when any rights of the holders of Preferred Stock and Voting Parity Stock to elect Preferred Stock Directors have terminated, the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our board of directors will automatically be reduced accordingly.

The foregoing provisions will not apply if, at or prior to the time when any such vote or consent would otherwise be required, all outstanding shares of Preferred Stock have been redeemed or have been called for redemption upon proper notice, and sufficient funds have been set aside for such redemption.

Under regulations adopted by the Federal Reserve, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or such lower amount of the series as may be deemed (when considered together with any other indicia of control) to constitute a “controlling influence” over us, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, at the time the series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve under the BHC Act to acquire or retain more than 5% of that series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that series.

Other Voting Rights

So long as any shares of Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our restated articles of incorporation, the vote or consent of the holders of at least 66 2/3% of the then-outstanding shares of Preferred Stock, voting separately as a single class, shall be necessary for effecting or validating:

•

any amendment, alteration or repeal of any provision of our restated articles of incorporation (including the certificate of designations creating the Preferred Stock), or bylaws that would significantly and adversely affect the designations, preferences, limitations or relative rights of the Preferred Stock (provided that any amendment to authorize or create, or to increase the authorized amount of (x) any class or series of stock that does not rank senior to the Preferred Stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up or (y) any securities (other than our capital stock) convertible into any class or series of stock that does not rank senior to the Preferred Stock with respect to either the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up shall not be deemed to significantly and adversely affect the designations, preferences, limitations or relative rights of the Preferred Stock);

•

any amendment or alteration of our restated articles of incorporation to authorize or create, or increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of our capital stock ranking senior to the Preferred Stock with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding-up; or

•

any consummation of a binding share exchange or reclassification involving the Preferred Stock, or of a merger or consolidation of Cullen/Frost with or into another corporation or other entity, unless (x) the shares of Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which Cullen/Frost is not the surviving or resulting corporation, are converted into or exchanged for preference securities of the surviving or resulting corporation or other entity or of an entity controlling such surviving or resulting corporation or other entity that is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia and (y) the shares of Preferred Stock remaining outstanding or such new preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers of the Preferred Stock.

Preemptive and Conversion Rights

The holders of the Preferred Stock do not have any preemptive rights. The Preferred Stock is not convertible into or exchangeable for property or shares of any other series or class of our capital stock.

Registrar and Transfer Agent

Computershare Inc. will be the registrar and transfer agent for the Preferred Stock.

Depositary

Computershare Inc. will act as depositary for the Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

This summary contains a description of the material terms of the depositary shares, and it is qualified in its entirety by reference to the pertinent sections of the Deposit Agreement (as defined below), the form of depositary receipts evidencing the depositary shares, our restated articles of incorporation, including the certificate of designations creating the Preferred Stock, and the applicable provisions of the Texas Business Organizations Code and federal law governing bank holding companies.

General

We are issuing depositary shares representing proportional fractional interests in shares of the Preferred Stock. Each depositary share represents a 1/40th ownership interest in one share of the Preferred Stock, and will be evidenced by a depositary receipt. We will deposit the underlying Preferred Stock with a depositary pursuant to a deposit agreement among us, Computershare Inc. acting as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares (the “Deposit Agreement”). Subject to the terms of the Deposit Agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Preferred Stock represented by such depositary share, to all the rights and preferences of the Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names on the books of the depositary maintained for this purpose. DTC is the only registered holder of the depositary receipts representing the depositary shares. References to “holders” of depositary shares do not include indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the section entitled “Book-Entry, Delivery and Form of Depositary Shares.”

Immediately following the issuance of the Preferred Stock, we will deposit the Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters.

Copies of the forms of Deposit Agreement and the depositary receipt may be obtained from us upon request and in the manner described in the “Where You Can Find More Information” section of this prospectus supplement.

Dividends and Other Distributions

Each dividend payable on a depositary share will be in an amount equal to 1/40th of the dividend declared and payable on the related share of the Preferred Stock.

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of depositary shares relating to the underlying Preferred Stock in proportion to the number of depositary shares held by the holders.

If we make a distribution other than in cash, rights, preferences or privileges upon the Preferred Stock, the depositary will distribute such property received by it to the record holders of depositary shares entitled to those distributions as we reasonably direct. If in our opinion, in consultation with the depositary, such distribution cannot be made proportionately among such record holders, or if for any other reason such distribution shall not be feasible, we, in our discretion, may adopt such method as we deem equitable and practicable for the purpose of effecting such distribution, including the sale (at public or private sale) of the property thus received, or any part thereof, in a commercially reasonable manner.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes. Holders of depositary shares will be obligated to make payments of certain taxes, charges and expenses. The depositary may refuse to make any payment or distribution, or any transfer, exchange or withdrawal of any depositary shares or the shares of the Preferred Stock until such taxes or other governmental charges are paid.

Withdrawal of Preferred Stock

In accordance with the requirements of the Deposit Agreement, a holder of depositary receipts may withdraw the number of whole shares of Preferred Stock represented thereby by surrendering such receipts at the office of the depositary at which its depositary receipt business is administered or at such other offices designated by the depositary; provided, however that no such whole shares of Preferred Stock which have previously been called for redemption may be withdrawn. In no event will fractional shares of the Preferred Stock (or any cash payment in lieu thereof) be delivered by the depositary.

Holders of such whole shares of Preferred Stock so withdrawn will not thereafter be entitled to deposit such shares of Preferred Stock under the Deposit Agreement or to receive a depositary receipt evidencing depositary shares for those shares of Preferred Stock. If the depositary shares surrendered by the holder in connection with the withdrawal exceed the number of depositary shares that represent the number of whole shares of Preferred Stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

Redemption of Depositary Shares

If we redeem the Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Preferred Stock held by the depositary. The redemption price per depositary share is expected to be equal to 1/40th of the redemption price per share payable with respect to the Preferred Stock (or $25 per depositary share), plus any declared and unpaid dividends (without accumulation of any undeclared dividends).

If we redeem shares of Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the depositary shares to be redeemed pro rata or by lot or in such other manner proportionate and applicable to the manner in which shares of the Preferred Stock are redeemed as determined to be fair and equitable by our board of directors or a duly authorized committee thereof. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 30 and not more than 60 days prior to the date fixed for redemption of the Preferred Stock and the related depositary shares.

Voting the Depositary Shares

Because each depositary share represents a 1/40th interest in a share of the Preferred Stock, holders of depositary receipts will be entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Preferred Stock are entitled to a vote.

When the depositary receives notice of any meeting at which the holders of the Preferred Stock are entitled to vote, the depositary will mail (or otherwise transmit by an authorized method) the information contained in the notice to the record holders of the depositary shares relating to the Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Preferred Stock, may instruct the depositary to vote the amount of the Preferred Stock represented by the holder’s depositary shares. To the extent possible, the depositary will vote the maximum number of whole shares of Preferred Stock represented by depositary shares as to which any particular voting instructions are received in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Preferred Stock, it will not vote the amount of the Preferred Stock represented by such depositary shares.

Preemptive and Conversion Rights

The holders of the depositary shares do not have any preemptive or conversion rights.

Registrar, Transfer Agent, Dividend Disbursing Agent and Redemption Agent

Computershare Inc. will be the registrar, transfer agent, dividend disbursing agent and redemption agent in respect of the depositary receipts evidencing the depositary shares.

Depositary

Computershare Inc. will act as depositary for the depositary shares.

Form of Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry, Delivery and Form of Depositary Shares.”

Listing

We intend to apply to list the depositary shares on the NYSE under the symbol “CFR PrB.” If the application is approved, trading of the depositary shares on the NYSE is expected to commence within 30 days after the initial delivery of the depositary shares.

The Deposit Agreement

Amendment and Termination of the Deposit Agreement

We and the depositary may generally amend the form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement at any time without the consent of the holders of depositary shares. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts evidencing the depositary shares will not be effective unless such amendment has been approved by holders of such receipts representing in the aggregate at least 66 2/3% of the depositary shares then outstanding.

The Deposit Agreement may be terminated by us or the depositary if:

•	all outstanding depositary shares have been redeemed;

•

there has been made a final distribution in respect of the Preferred Stock in connection with our liquidation, dissolution or winding-up, and such distribution has been distributed to the holders of depositary shares; or

•	there has been consent of holders of depositary shares representing not less than 66 2/3% of the depositary shares outstanding.

Fees, Charges and Expenses

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus supplement. We will also pay all charges of the depositary in connection with the initial deposit of the Preferred Stock and the initial issuance of the depositary shares, all withdrawals and any redemption or exchange of the Preferred Stock. All other transfer and other taxes and governmental charges are at the expense of holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time by providing notice. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must, generally, be appointed within 60 days after delivery of the notice of resignation or removal and be a person with a principal office in the United States and having a combined capital and surplus (along with its affiliates) of at least $50 million. If a successor is not appointed within 60 days, the outgoing depositary may petition a court to do so.

Limitation on Liability of the Depositary

The depositary will not be liable for any delays or failures in performance of its obligations under the Deposit Agreement resulting from acts beyond its reasonable control. The depositary will not be obligated to appear in, prosecute or defend any legal proceeding relating to any depositary shares or the Preferred Stock unless reasonably satisfactory indemnity is furnished.

BOOK-ENTRY, DELIVERY AND FORM OF DEPOSITARY SHARES

The shares of Preferred Stock will be issued in uncertificated form to the depositary. The depositary shares will be issued under the book-entry system of DTC in the form of one or more global depositary receipts. DTC will act as securities depositary for the global depositary receipts. This means that we will not issue actual depositary receipts to each holder of depositary shares, except in limited circumstances. Instead, the depositary shares will be in the form of a single global depositary receipt deposited with and held in the name of DTC, or its nominee. The depositary shares will be accepted for clearance by DTC. Beneficial interests in the depositary shares will be shown on, and transfers thereof will be effected only through, the book-entry records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream.

Owners of beneficial interests in depositary shares will receive all payments relating to their shares in U.S. dollars. If we elect to issue certificates for the depositary shares held through DTC, we will replace the global depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners. Once depositary receipts in certificated form are issued, the underlying shares of the Preferred Stock may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges, and fees provided for in the deposit agreements. Subject to the deposit agreement, the holders of depositary receipts will receive the appropriate number of shares of Preferred Stock and any money or property represented by the depositary shares.

Only whole shares of the Preferred Stock may be withdrawn. If a holder holds an amount other than a whole multiple of 40 depositary shares, the depositary will deliver, along with the withdrawn shares of the Preferred Stock, a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn shares of the Preferred Stock will not be entitled to redeposit those shares or to receive depositary shares.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the depositary shares held through DTC.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities deposited with it by its participants, and it facilitates the settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to DTC’s system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Purchases of depositary shares under the DTC system must be made by or through direct participants, which will receive a credit for the depositary shares on DTC’s records. The ownership interest of each beneficial owner of depositary shares will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of depositary shares other than DTC or its nominees will not be recognized by the registrar and transfer agent as registered holders of the depositary shares entitled to the rights of holders thereof. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all depositary shares deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of depositary shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the depositary shares; DTC’s records reflect only the identity of the direct participants to whose accounts the depositary shares are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Any notices required to be delivered to you will be given by the depositary to DTC for communication to its participants. Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If the depositary receipts are issued in certificated form, notices to you also will be given by mail to the addresses of the holders as they appear on the security register.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to depositary shares unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts depositary shares are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the depositary shares at any time by giving notice to us. Under these circumstances, or (i) if DTC is no longer eligible or in good standing under the Exchange Act, in the event that a successor securities depositary is not obtained within 90 days, or (ii) if we elect to issue certificates for the depositary shares as discussed above, we will print and deliver certificates for the depositary shares.

As long as DTC or its nominee is the registered owner of the global depositary receipts representing the depositary shares, DTC or its nominee, as the case may be, will be considered the sole owner and holder of all global depositary receipts and all depositary shares represented by those receipts for all purposes under the instruments governing the rights and obligations of holders of the depositary shares. Except in the limited circumstances referred to above, owners of beneficial interests in the depositary shares

•	will not be entitled to have such global depositary receipts or the depositary shares represented by those receipts registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in the global depositary receipts; and

•

will not be considered to be owners or holders of the global depositary receipts or the depositary shares represented by those receipts for any purpose under the instruments governing the rights and obligations of holders of the depositary shares.

We will make payments, including dividends, if any, on the Preferred Stock represented by global depositary receipts in respect of the depositary shares to the depositary. In turn, the depositary will deliver the dividends to DTC or its nominee, as the case may be, as the registered holder of the depositary shares in accordance with the arrangements then in place between the depositary and DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the depositary, the issuer or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) are the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

As long as the depositary shares are represented by global depositary receipts, we will make all dividend payments in immediately available funds. In the event depositary receipts are issued in certificated form, dividends generally will be paid by check mailed to the holders of the depositary receipts on the applicable record date at the address appearing on the security register.

Ownership of beneficial interests in the depositary shares will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in the depositary shares will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in the depositary shares may be subject to various policies and procedures adopted by DTC from time to time. Neither we nor any agent for us will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in the depositary shares, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the depositary shares among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its direct or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of depositary shares to pledge the depositary shares to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the Depositary Shares.

DTC has advised us that it will take any action permitted to be taken by a registered holder of depositary shares only at the direction of one or more participants to whose accounts with DTC the depositary shares are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (the “U.S. Depositaries”), which in turn will hold interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

Distributions with respect to the depositary shares held beneficially through Clearstream or Euroclear will be credited to cash accounts of their participants in accordance with Clearstream’s or Euroclear’s rules and procedures, to the extent received by the applicable U.S. Depositary.

Cross-market transfers between DTC’s participating organizations, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the depositary shares in DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to their respective U.S. Depositaries.

Due to time zone differences, the securities accounts of a Euroclear or Clearstream participant purchasing an interest in the depositary shares from a DTC participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in depositary shares by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

The information in this section concerning Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of that information.

None of us, any of the underwriters or the depositary will have any responsibility for the performance by Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the Preferred Stock, including fractional interest therein in the form of depositary shares. The summary is limited to taxpayers who will hold the Preferred Stock as capital assets for tax purposes and who purchase the Preferred Stock in the initial offering at the initial offering price. Except when otherwise noted, when the term Preferred Stock is used in this section, that term refers to both the Preferred Stock and the depositary shares that represent an interest in the Preferred Stock.

This discussion addresses only United States federal income taxation and does not discuss all of the tax consequences that may be relevant to you in light of your individual circumstances, including foreign, state or local tax consequences, estate and gift tax consequences, and tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax. This section does not apply to you if you are a member of a class of holders subject to special rules, including:

•	a dealer in securities;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	an insurance company;

•	a thrift institution;

•	a regulated investment company;

•	a tax-exempt organization;

•	a person that purchases or sells the Preferred Stock as part of a wash-sale for tax purposes;

•	a person that owns Preferred Stock as part of a straddle or a hedging or conversion transaction for tax purposes;

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	a United State expatriate.

This section is based on the United States Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If an entity treated as a partnership for United States federal income tax purposes holds the Preferred Stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Preferred Stock should consult its own tax advisor with regard to the United States federal income tax treatment of an investment in the Preferred Stock.

Beneficial owners of depositary shares representing shares of the Preferred Stock will be treated as owners of the underlying Preferred Stock for United States federal income tax purposes. Exchanges of Preferred Stock for depositary shares, and depositary shares for Preferred Stock, generally will not be subject to United States federal income tax.

Please consult your own tax advisor concerning the consequences of purchasing, owning and disposing of the Preferred Stock in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a share of Preferred Stock and you are, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if (1) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable United States Treasury Department regulations to be treated as a United States person.

If you are not a United States holder, this subsection does not apply to you and you should refer to “—Non-United States Holders” below.

Distributions on Preferred Stock

Distributions with respect to our Preferred Stock will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in our Preferred Stock (and you will reduce your tax basis accordingly) and thereafter as capital gain from the sale or exchange of such Preferred Stock. If you are a corporation, dividends received by you will generally be eligible for the 50% dividends-received deduction if you meet certain holding period and other applicable requirements. If you are a non-corporate United States holder, dividends paid to you on the Preferred Stock should constitute qualified dividend income that will be taxable to you at the preferential rates applicable to long-term capital gains provided that you meet certain holding period and other applicable requirements. You should consult your own tax advisor regarding the availability of the preferential qualified dividend tax rate in light of your particular circumstances.

Sale or Exchange of Preferred Stock Other Than by Redemption

If you sell or otherwise dispose of your Preferred Stock (other than by redemption), you will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and your adjusted tax basis of the Preferred Stock. Capital gain of a non-corporate United States holder is generally taxed at preferential rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Redemption of Preferred Stock

If we redeem your Preferred Stock, it generally would be a taxable event. You would be treated as if you had sold your Preferred Stock if the redemption:

•	results in a complete termination of your stock interest in us; or

•	is not essentially equivalent to a dividend with respect to you.

In determining whether any of these tests has been met, shares of stock considered to be owned by you by reason of certain constructive ownership rules set forth in Section 318 of the Internal Revenue Code, as well as shares actually owned, must be taken into account under certain circumstances.

If we redeem your Preferred Stock in a redemption that meets one of the tests described above, you generally would recognize taxable gain or loss equal to the sum of the amount of cash and fair market value of property (other than stock of us or a successor to us) received by you less your tax basis in the Preferred Stock redeemed. This gain or loss would be long-term capital gain or capital loss if you have held the Preferred Stock for more than one year. Because the determination as to whether any of the alternative tests listed above is satisfied with respect to any particular holder will depend upon the facts and circumstances as of the time the determination is made, you should consult your tax advisor regarding the treatment of a redemption.

If a redemption does not meet any of the tests described above, you generally would be taxed on the cash and fair market value of the property you receive as a dividend to the extent paid out of our current and accumulated earnings and profits. If you are a corporate holder of Preferred Stock, the dividend may be treated as an “extraordinary dividend” that is subject to the special rules under Section 1059 of the Internal Revenue Code. Any amount in excess of our current or accumulated earnings and profits would first reduce your tax basis in the Preferred Stock and thereafter would be treated as capital gain. If a redemption of the Preferred Stock is treated as a distribution that is taxable as a dividend, you should consult with your own tax advisor regarding the application of the extraordinary dividend rules (if you are a corporation) and the allocation of your basis between the redeemed shares and any shares of Preferred Stock that you still hold (or are held by a person related to you).

Non-United States Holders

This section summarizes the material United States federal income tax consequences of the purchase, ownership and disposition of Preferred Stock by a non-United States holder. You are a non-United States holder if you are a beneficial owner of a share of Preferred Stock and you are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from Preferred Stock.

Distributions on Preferred Stock

Except as described below, if you are a non-United States holder of Preferred Stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have properly furnished to us or another payor:

•

a valid Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E, or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a person who is not a United States person and your entitlement to the lower treaty rate with respect to such payments; or

•

in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with United States Treasury Department regulations.

If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have properly furnished to us or another payor a valid IRS Form W-8ECI or an acceptable substitute form upon which you certify, under penalties of perjury, that:

•	you are not a United States person; and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends are taxed to non-U.S. holders on a net income basis at rates applicable to United States citizens, resident aliens and domestic United States corporations.

If you are a corporate non-United States holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Gain on Disposition or Redemption of Preferred Stock

If you are a non-United States holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition (including a redemption that is treated as a disposition as discussed above under “—United States Holders—Redemption of Preferred Stock”) of Preferred Stock unless:

•

the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis;

•	you are an individual, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist; or

•

we are or have been a United States real property holding corporation for United States federal income tax purposes and certain other conditions are met. We have not been, are not and do not anticipate becoming a United States real property holding corporation for United States federal income tax purposes.

If you are a non-United States holder described in the first bullet point immediately above you will be subject to tax on the net gain derived from the disposition under regular graduated United States federal income tax rates. If you are a corporate non-United States holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. If you are an individual non-United States holder described in the second bullet point immediately above you will be subject to a flat 30% tax on the gain derived from the disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.

As discussed above in “—United States Holders—Redemption of Preferred Stock,” certain redemptions may be treated as dividends for United States federal income tax purposes. See “—Distributions on Preferred Stock,” above, for a discussion of the tax treatment of such redemptions. Furthermore, if a broker or other paying agent is unable to determine whether the redemption should be treated as a dividend, such broker or paying agent may be required to withhold tax at a 30% rate on the full amount you receive (in which case, you may be eligible to obtain a refund of all or a portion of any tax).

FATCA Withholding

A 30% withholding tax may be imposed on certain payments to certain foreign financial institutions, investment funds and other non-U.S. persons if you or any such institution receiving payments on your behalf fails to comply with information reporting requirements (“FATCA withholding”). You could be affected by this withholding with respect to dividends you receive on your Preferred Stock if you are subject to the information reporting requirements and fail to comply with them or if you hold Preferred Stock through another person (e.g., a foreign bank or broker) that is subject to withholding because it fails to comply with these requirements (even if you would not otherwise have been subject to withholding). You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

Backup Withholding and Information Reporting

If you are a noncorporate United States holder, information reporting requirements, on IRS Form 1099, generally will apply to dividend payments or other taxable distributions made to you, and the payment of proceeds to you from the sale (including by redemption) of Preferred Stock effected at a United States office of a broker.

Additionally, backup withholding may apply to such payments if you fail to comply with applicable certification requirements or (in the case of dividend payments) are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns. United States holders should provide the payor with their correct TIN on a properly completed IRS Form W-9.

If you are a non-United States holder, we and other payors are required to report payments of dividends on IRS Form 1042-S even if the payments are exempt from withholding. Copies of the information returns reporting such dividends and withholding may also be made available by the IRS under the provisions of an applicable tax treaty or agreement to the taxing authorities in the country in which the non-United States holder resides. You are otherwise generally exempt from backup withholding and information reporting requirements with respect to dividend payments and the payment of the proceeds from the sale of preferred stock effected at a United States office of a broker provided that either (i) you have furnished a valid IRS Form W-8 or other documentation upon which the payor or broker may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

Payment of the proceeds from the sale of Preferred Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the depositary shares by (i) “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that are subject to Title I of ERISA, (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of Title I of ERISA or Section 4975 of the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include the of any of the foregoing described in clauses (i) and (ii) (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).

General Fiduciary Matters

A fiduciary of a Plan should consider the fiduciary standards of ERISA and any applicable Similar Law in the context of the Plan’s particular circumstances before authorizing an investment in the securities offered hereby. Among other factors, the fiduciary should consider whether the investment would satisfy any prudence and diversification requirements, would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or a violation of any applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit Plans that are subject to ERISA or Section 4975 of the Internal Revenue Code ( “Covered Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the Covered Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Internal Revenue Code for those persons and penalties and liabilities under ERISA and the Internal Revenue Code for the fiduciary of the Covered Plan, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. The acquisition by a Covered Plan of the securities offered hereby with respect to which we, certain of our affiliates or the underwriters are or become a party in interest or disqualified person may result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, unless the securities offered hereby are acquired pursuant to an applicable exemption. The U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase of the securities offered hereby. These exemptions include, without limitation, PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Internal Revenue Code provide limited relief from the prohibited transactions provisions of ERISA and Section 4975 of the Internal Revenue Code for certain transactions, provided that neither the issuer of securities offered hereby nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction, and provided further that the Covered Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “service provider exemption”). Fiduciaries of Covered Plans considering acquiring the securities offered hereby in reliance on these or any other exemption should carefully review the exemption in consultation with its legal advisors to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Matters

ERISA and the regulations promulgated under ERISA by the Department of Labor, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”) generally provide that when a Covered Plan acquires an equity interest in an entity that is neither a “publicly-offered security” (within the meaning of the Plan Asset Regulations) nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Covered Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established that the entity is an “operating company,” as defined in the Plan Asset Regulations. Under the Plan Asset Regulations, an “operating company” is an entity that is primarily engaged, directly or through a majority owned subsidiary or subsidiaries, in the production or sale of a product or service other than the investment of capital. We believe the depositary shares offered hereby should constitute “publicly offered securities” and that we should qualify as an “operating company” each within the meaning of the Plan Asset Regulations and consequently our assets should not be considered to be “plan assets” of any Covered Plan that acquires or holds any depositary shares.

While Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) may not subject to the fiduciary responsibility or prohibited transaction requirements of Section 406 of ERISA or Section 4975 of the Internal Revenue Code, they may be subject to Similar Laws.

Because of the foregoing, the securities offered hereby should not be acquired by any person investing “plan assets” of any Plan unless such acquisition will not constitute a non-exempt prohibited transaction under ERISA and the Internal Revenue Code or similar violation of any applicable Similar Laws.

Each purchaser or holder of the securities offered hereby or any interest therein will be deemed to have represented by its acquisition of the securities offered hereby that it either (1) is not a Plan and is not purchasing the securities offered hereby on behalf of or with the assets of any Plan or (2) the acquisition of the securities offered hereby will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering acquiring the securities offered hereby on behalf of or with the assets of any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investments as well as the availability of exemptive relief under any of the PTCEs listed above or the service provider exemption, as applicable. Purchasers of the securities issued hereby have exclusive responsibility for ensuring that their purchase of securities offered hereby do not violate the fiduciary or prohibited transaction rules of ERISA or the Internal Revenue Code or any applicable Similar Laws. The sale of any securities offered hereby to a Plan is in no respect a representation by us or any of our affiliates or representatives or underwriters that such an investment meets all relevant legal requirements with respect to investments by any such Plans generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan.

UNDERWRITING

Morgan Stanley & Co. LLC, BofA Securities, Inc. and Goldman Sachs & Co. LLC are the joint book-running managers of this offering. Subject to the terms and conditions of the underwriting agreement between us and the representatives on behalf of the several underwriters, we have agreed to issue and sell to the underwriters, and the underwriters through their representatives have severally, but not jointly, agreed to purchase from us the number of depositary shares listed opposite their names below.

Underwriters	Number of Depositary Shares
Morgan Stanley & Co. LLC..
BofA Securities, Inc. .
Goldman Sachs & Co. LLC

Total

Subject to the conditions precedent specified in the underwriting agreement, the underwriters are obligated to take and pay for all of the depositary shares offered if any are taken. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or this offering may be terminated.

Option to Purchase Additional Depositary Shares

We have granted the underwriters an option to purchase from us up to                 additional depositary shares within 30 days after the date of this prospectus supplement at the public offering price less the underwriting discount and commissions set forth on the cover page of this prospectus supplement. To the extent that the underwriters exercise this option, the underwriters will become obligated, so long as the conditions of the underwriting agreement are satisfied, to purchase the additional depositary shares in proportion to their respective initial purchase amounts.

Underwriting Discount and Commissions and Offering Expenses

Depositary shares sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any depositary shares sold by the underwriters to securities dealers may be sold at a discount of up to $        per depositary share (or $        per depositary share in the case of sales to institutional investors) from the public offering price. Any such securities dealers may resell shares to certain other brokers or dealers at a discount of up to $        per depositary share (or $        per depositary share in the case of sales to institutional investors) from the public offering price. If all the depositary shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. The offering of the depositary shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the per depositary share and total underwriting discount and commissions to be paid to the underwriters by Cullen/Frost with respect to shares offered hereby. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional depositary shares.

Underwriting Discount and Commissions
	No exercise(1)	Full exercise(2)
Per Depositary Share	$	$
Total	$	$

(1)	Reflects depositary shares to be sold to institutional investors, for which the underwriters will receive an underwriting discount of $ per depositary share, and depositary shares to be sold to retail investors, for which the underwriters will receive an underwriting discount of $ per depositary share.
(2)

Reflects full exercise of the underwriters’ option to purchase                additional depositary shares and assumes all such shares will be sold to retail investors, for which the underwriters will receive an underwriting discount of $        per depositary share.

The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our expenses. We estimate that we will pay approximately $         for expenses, excluding underwriting discount and commissions.

Listing; New Issue of Preferred Stock

The Preferred Stock and related depositary shares have no established trading market. We intend to apply to list the depositary shares on the NYSE under the symbol “CFR PrB.” If the application is approved, trading of the depositary shares on the NYSE is expected to commence within 30 days after the initial delivery of the depositary shares. Even if the depositary shares are listed, there may be little or no secondary market for the depositary shares. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. See “Risk Factors—Risks Relating to the Depositary Shares and the Preferred Stock—You may find it difficult to sell your depositary shares.”

No Sale of Similar Securities

We have agreed for a period from the date of this prospectus supplement to the later of the termination of trading restrictions for the Preferred Stock and depositary shares as notified to us by the representatives and 30 days that we will not, without the prior written consent of the representatives, offer, sell, contract to sell or otherwise dispose of any of our other securities which are substantially similar to the Preferred Stock or depositary shares.

Indemnification and Contribution

We have agreed to indemnify the several underwriters and their respective affiliates and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to the payments the underwriters (and their respective affiliates and controlling persons) may be required to make in respect of those liabilities.

Price Stabilization and Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell shares of our depositary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. The underwriters must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of the depositary shares made by the underwriters in the open market while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our depositary shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our depositary shares. As a result, the price of our depositary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time.

Settlement

It is expected that delivery of the depositary shares will be made against payment therefor on or about                 , 2020, which is the                business day following the date hereof (such settlement cycle being referred to as “T+    ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to the trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares before their delivery hereunder will be required, by virtue of the fact that the depositary shares initially will settle in T+    , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the depositary shares who wish to trade the Depositary Shares prior to their date of delivery hereunder should consult their own advisors.

Affiliations with Underwriters

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the shares offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Canada

The depositary shares may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the depositary shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area and the United Kingdom

The depositary shares are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the depositary shares or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the depositary shares or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of depositary shares in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of depositary shares. This prospectus supplement and the accompanying prospectus are not a prospectus for purposes of the Prospectus Regulation. Neither the Corporation nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters, which constitute the final placement of the shares contemplated in this prospectus supplement.

Each person located in a Member State of the EEA or in the UK to whom any offer of shares is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares, or to whom the shares are otherwise made available, will be deemed to have represented, warranted, acknowledged and agreed to and with each underwriter and the Corporation that it and any person on whose behalf it acquires shares is: (1) a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation; and (2) not a “retail investor” (as defined above).

References in this section to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018, as amended, or have been implemented in UK domestic law, as appropriate.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The depositary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such depositary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Japan

The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any depositary shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Hong Kong

The depositary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the depositary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompany prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the depositary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for six months after that corporation or that trust has acquired the depositary shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law, (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of our obligations pursuant to sections 309B(1) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), we have determined, and hereby notify all persons (including all relevant persons (as defined in Section 309A(1) of the SFA)) that the depositary shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in Monetary Authority of Singapore (the “MAS”) Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The depositary shares may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has been or will be made to admit the shares to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

VALIDITY OF THE SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by James L. Waters, Group Executive Vice President, General Counsel and Corporate Secretary of Cullen/Frost, or by such other counsel as we may designate from time to time, and Sullivan & Cromwell LLP, New York, New York. Mr. Waters beneficially owns shares of our common stock as well as performance stock units and restricted stock units that represent the right to receive shares of our common stock. The validity of the shares offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

EXPERTS

The consolidated financial statements of Cullen/Frost Bankers, Inc. appearing in Cullen/Frost Bankers, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 and the effectiveness of Cullen/Frost Bankers, Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and Cullen/Frost Bankers, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS

CULLEN/FROST BANKERS, INC.

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

of

CULLEN/FROST BANKERS, INC.

The securities identified above may be offered and sold from time to time by us in one or more offerings. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement and a pricing supplement, if any.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol “CFR”.

Investing in our securities involves certain risks. You should carefully read this prospectus and the applicable prospectus supplement, together with the documents incorporated by reference, before you make your investment decision. See “Risk Factors ” on page 2 of this prospectus and our most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are incorporated herein by reference, as well as any additional risk factors included in, or incorporated by reference into, the applicable prospectus supplement, to read about factors you should consider before buying any of our securities.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor have these organizations determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits or other obligations of any bank. These securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are subject to investment risks.

We may offer and sell the securities directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods.

The date of this prospectus is August 12, 2020.

We are responsible only for the information contained in or incorporated by reference into this prospectus and any applicable prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. The prospectus does not contain all information included in the registration statement. You may review a copy of the registration statement at the SEC’s Public Reference Room as well as through the SEC’s internet site, as described below. Under this shelf registration process, we may offer and sell the securities identified in this prospectus in one or more offerings. Each time we offer and sell securities, we will provide a prospectus supplement along with this prospectus that will contain specific information about the terms of the offering and the securities being offered and, if necessary, a pricing supplement that will contain the specific terms of your securities. The prospectus supplement and, if necessary, the pricing supplement, may also add, update or change information contained in this prospectus. Any information contained in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus and any prospectus supplement and pricing supplement, together with the additional information described below under “Where You Can Find More Information”.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Cullen/Frost”, “we”, “us”, “our” or similar references mean Cullen/Frost Bankers, Inc. and all references in this prospectus to the “Corporation” means Cullen/Frost Bankers, Inc., together with its subsidiaries.

Risk Factors

Investing in our securities involves certain risks. Before you invest in any of our securities, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption “Risk Factors” and elsewhere in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent fiscal years or fiscal quarters that we file with the SEC and that are so incorporated. See “Where You Can Find More Information” for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

Cautionary Statement Regarding Forward-Looking Information

Certain statements contained in or incorporated by reference into this prospectus that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”), including statements regarding the potential effects of the ongoing COVID-19 pandemic on our business, financial condition, liquidity and results of operations, notwithstanding that such statements are not specifically identified as such. In addition, certain statements may be contained in the Corporation’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Corporation that are not statements of historical fact and constitute forward-looking statements within the meaning of the Act. Examples of forward-looking statements include, but are not limited to: (i) projections of revenues, expenses, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statements of plans, objectives and expectations of Cullen/Frost or its management or board of directors, including those relating to products, services or operations; (iii) statements of future economic performance; and (iv) statements of assumptions underlying such statements. Words such as “believes”, “anticipates”, “expects”, “intends”, “targeted”, “continue”, “remain”, “will”, “should”, “may” and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those in such statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•	Local, regional, national and international economic conditions and the impact they may have on the Corporation and its customers and the Corporation’s assessment of that impact.

•	Volatility and disruption in national and international financial and commodity markets.

•	Government intervention in the U.S. financial system.

•	Changes in the mix of loan geographies, sectors and types or the level of non-performing assets and charge-offs.

•	Changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements.

•	The effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board.

•	Inflation, interest rate, securities market and monetary fluctuations.

•	The effect of changes in laws and regulations (including laws and regulations concerning taxes, banking, securities and insurance) with which the Corporation and its subsidiaries must comply.

•	The soundness of other financial institutions.

•	Political instability.

•	Impairment of the Corporation’s goodwill or other intangible assets.

•	Acts of God or of war or terrorism.

•	The timely development and acceptance of new products and services and perceived overall value of these products and services by users.

•	Changes in consumer spending, borrowings and savings habits.

•	Changes in the financial performance and/or condition of the Corporation’s borrowers.

•	Technological changes.

•	The cost and effects of failure, interruption, or breach of security of our systems.

•	Acquisitions and integration of acquired businesses.

•	The Corporation’s ability to increase market share and control expenses.

•	The Corporation’s ability to attract and retain qualified employees.

•	Changes in the competitive environment in the Corporation’s markets and among banking organizations and other financial service providers.

•

The effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard setters.

•	Changes in the reliability of the Corporation’s vendors, internal control systems or information systems.

•	Changes in the Corporation’s liquidity position.

•	Changes in the Corporation’s organization, compensation and benefit plans.

•	The impact of the ongoing COVID-19 pandemic and any other pandemic, epidemic or health-related crisis.

•

The costs and effects of legal and regulatory developments, the resolution of legal proceedings or regulatory or other governmental inquiries, the results of regulatory examinations or reviews and the ability to obtain required regulatory approvals.

•	Greater than expected costs or difficulties related to the integration of new products and lines of business.

•	The Corporation’s success at managing the risks involved in the foregoing items.

Further, statements about the potential effects of the ongoing COVID-19 pandemic on our business, financial condition, liquidity and results of operations may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond our control, including the scope and duration of the pandemic, actions taken by governmental authorities in response to the pandemic, and the direct and indirect impact of the pandemic on our customers, clients, third parties and us.

Forward-looking statements speak only as of the date on which such statements are made. The Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy statements, and other information about issuers, like Cullen/Frost, that file electronically with the SEC. The address of that site is http://www.sec.gov. Cullen/Frost’s Internet address is http://www.frostbank.com. The information on these web sites is not a part of this document.

In this prospectus, as permitted by law, we “incorporate by reference” information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below and any documents we file with the SEC in the future (File No. 001-13221) under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) until our offering is complete (other than information in such additional documents that is deemed, under the Exchange Act, in accordance with the Exchange Act and SEC rules, to be “furnished” and not filed with the SEC):

•	Annual Report on Form 10-K for the year ended December 31, 2019;

•	Definitive Proxy Statement on Schedule 14A for Cullen/Frost’s 2020 Annual Meeting of Shareholders filed on March 20, 2020;

•	Quarterly Reports on Form 10-Q for the period ended March 31, 2020 and June 30, 2020;

•	Current Reports on Form 8-K, filed on January 27, 2020, February 14, 2020, April 29, 2020 and July 31, 2020; and

•

The description of Cullen/Frost common stock set forth in Cullen/Frost’s registration statement on Form 8-A filed on July 30, 1997 and any amendment or report filed for the purpose of updating any such description, including the form of Cullen/Frost common stock certificate filed as an exhibit to the registration statement of which this prospectus is a part.

You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

Cullen/Frost Bankers, Inc.

111 W. Houston Street

San Antonio, Texas 78205

(210) 220-4011

About Cullen/Frost Bankers, Inc.

Cullen/Frost Bankers, Inc., a Texas business corporation incorporated in 1977, is a financial holding company and a bank holding company headquartered in San Antonio, Texas that provides, through its subsidiaries, a broad array of products and services throughout numerous Texas markets. Cullen/Frost, through its subsidiaries, offers commercial and consumer banking services, as well as trust and investment management, insurance, brokerage, mutual funds, leasing, treasury management, capital markets advisory and item processing services. At June 30, 2020, Cullen/Frost had consolidated total assets of $39.4 billion and was one of the largest independent bank holding companies headquartered in the State of Texas.

Use of Proceeds

We intend to use the net proceeds from the sale of any securities offered under this prospectus for general corporate purposes, unless otherwise specified in the applicable prospectus supplement.

Summary of the Securities We May Offer

We may use this prospectus to offer securities in one or more offerings. The applicable prospectus supplement will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities. We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities. Terms used in this prospectus will have the meanings described in this prospectus unless otherwise specified.

We may offer and sell the securities to or through one or more underwriters, dealers or agents, or directly to purchasers. We, as well as any agents acting on our behalf, reserve the sole right to accept or to reject in whole or in part any proposed purchase of our securities. Each prospectus supplement will set forth the names of any underwriters, dealers or agents involved in the sale of our securities described in that prospectus supplement and any applicable fee, commission or discount arrangements with them.

This prospectus may not be used to sell securities unless accompanied by the applicable prospectus supplement.

Common Stock

We may sell our common stock, par value $0.01 per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

Preferred Stock; Depositary Shares

We may sell shares of our preferred stock in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the ranking of the shares of the series with respect to dividends, liquidation and dissolution, the liquidation preference of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

Debt Securities-Senior Debt Securities and Subordinated Debt Securities

We may sell debt securities, including senior debt securities and subordinated debt securities, which may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the level of seniority or subordination (as applicable), the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of any debt securities that we may issue from time to time.

Warrants

We may sell warrants to purchase our debt securities, shares of preferred stock or shares of our common stock. In a prospectus supplement, we will inform you of the exercise price and other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

Validity of Securities

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities will be passed upon for us by James L. Waters, Group Executive Vice President, General Counsel and Corporate Secretary of Cullen/Frost, or by such other counsel as we may designate from time to time, and Sullivan & Cromwell LLP, New York, New York. Mr. Waters beneficially owns shares of our common stock as well as performance stock units and restricted stock units that represent the right to receive shares of our common stock. Certain legal matters will be passed upon for any underwriters by the counsel to such underwriters specified in the applicable prospectus supplement.

Experts

The consolidated financial statements of Cullen/Frost Bankers, Inc. appearing in Cullen/Frost Bankers, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2019 and the effectiveness of Cullen/Frost Bankers, Inc.’s internal control over financial reporting as of December 31, 2019, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and Cullen/Frost Bankers, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Cullen/Frost Bankers, Inc.

Depositary Shares Each Representing a 1/40th

Interest in a Share of

    % Non-Cumulative Perpetual Preferred Stock, Series B

Joint Book-Running Managers

Morgan Stanley

BofA Securities

Goldman Sachs & Co. LLC